AGREEMENT OF SALE


                  AGREEMENT OF SALE, dated as of December 12, 1995 (hereinafter, the "Agreement"), by and among BRETT RICHMAN, P.T., having an address at 5402 Avenue N, Brooklyn, New York 11234 (hereinafter referred to as the "Seller"), and PROFESSIONAL SPORTS CARE MANAGEMENT, INC., a Delaware corporation, having an address at 550 Mamaroneck Avenue, Harrison, New York 10528 ("Purchaser").

                                   WITNESSETH:

                  WHEREAS, Purchaser desires to acquire, and Seller desires to sell, the assets hereinafter specified of the businesses known as HEALTHWORKS OF BROOKLYN REHABILITATION TREATMENT CENTER and STARRETT CITY PHYSICAL THERAPY, upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the covenants and agreements hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                  1. Agreement to Sell. Seller agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, upon the terms and conditions hereinafter set forth, all of the assets (other than cash, accounts receivable, securities and cash equivalents and other than the medical records and patient lists of the physical therapy business which medical records and patient lists shall be placed in the custody of a licensed physical therapist of Purchaser's choosing following receipt of consent from the respective patients) of the physical therapy practices operated by Seller under the names HEALTHWORKS OF BROOKLYN REHABILITATION TREATMENT CENTER and STARRETT CITY PHYSICAL THERAPY (the "Assets"), including without limitation the following:

                      a.   the Seller's physical therapy business (the
                           "Business");

                      b. the inventory of merchandise, parts and supplies of the Business and all similar items acquired or owned by the business on or before the closing date (as defined below); and the equipment and furniture described in Exhibit A hereto and all similar equipment and/or furniture acquired or owned by the business on or before the closing date (the "Equipment and Furniture"). All of the Equipment and Furniture shall be sold in "as is" condition as of the date of this Agreement, subject to reasonable wear and tear;

                      c. Seller's rights under the leases described in Exhibit B hereto (the "Leases"); and

                      d. the goodwill of the Business, including, but not limited to the names "Healthworks of Brooklyn Rehabilitation Treatment Center" and "Starrett City Physical Therapy", which shall be placed in the custodianship of a licensed physical therapist of Purchaser's choosing (the "Goodwill").




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                    2. Purchase Price. A. The purchase price to be paid by
Purchaser for the Assets is Two Million Two Hundred Twelve Thousand Five Hundred Eighty and 00/100 Dollars ($2,212,580.00) (subject to changes due to the market price of the Securities pursuant to paragraph c of Article 2), plus one-half (1/2) of the security deposit being held by the lessor pursuant to the lease for the premises located at 1390 Pennsylvania Avenue, Brooklyn, New York, payable as follows:

                      a. One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) at the Closing by wire transfer of immediately available federal funds;

                      b. Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) by the execution and delivery at the Closing of a Promissory Note by Purchaser to Seller in said amount, in the form of Exhibit C hereto;

                      c. Approximately Five Hundred Thousand and 00/100 Dollars ($500,000.00) by the issuance and delivery to Seller at the Closing of 71,400 restricted shares of common stock of Professional Sports Care Management, Inc. (the "Securities"). The actual value of the Securities shall be determined by the market price of the Securities on the Closing Date (as said term is defined below); and

                      d. Twelve Thousand Five Hundred Eighty and 00/100 Dollars ($12,580.00) together with one- half (1/2) of the security deposit being held by the lessor pursuant to the lease for the premises located at 1390 Pennsylvania Avenue, Brooklyn, New York (the exact amount of which shall be agreed upon by the parties hereto prior to Closing) at the Closing by wire transfer of immediately available federal funds. This amount represents reimbursement to Seller for one-half (1/2) of the security deposits outstanding with respect to the Business as set forth on Exhibit D.

                    B. The purchase price is comprised of the following components:

        Equipment:                                 $  150,000.00
        Non-Compete Covenant of Seller and
        other intangible Assets:                   $2,117,500.00

                    The parties agree to use the foregoing allocation, which was the result of arm's length negotiations, only for accounting, tax and financial purposes.

                    3. Leases. Seller shall arrange for the assignment to Purchaser of its interest in the lease, described in Exhibit B, for premises in the building located at 5402 Avenue N, Brooklyn, New York and Seller shall also arrange for the assignment to Purchaser of Seller's interest in the lease, described in Exhibit B, for premises in the building located at 1390 Pennsylvania Avenue, Brooklyn, New York, pursuant to the terms


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and substantially in the form of the Assignment and Assumption Agreements attached hereto as Exhibit E.

                    Seller promptly shall notify the lessors under the Leases (the "Lessors") of the proposed assignment of the Leases to Purchaser and shall request the consent of the Lessors thereto. Seller and Purchaser shall furnish to the Lessors such information as may reasonably be required in connection with procuring such consents and shall otherwise cooperate in an effort to expeditiously procure such consents. Neither Seller nor Purchaser shall be obligated to make any payment to obtain such consents. If after Seller's making of a good faith request for consent, any one of the Lessors shall fail or refuse to grant any required consent in writing on or before the closing date, then either party may terminate this Agreement.

                    If this Agreement is terminated as provided above in this
Article 3, Seller shall return any payments made by Purchaser on account of the purchase price, whereupon all rights of Purchaser hereunder to the Business shall terminate, and neither party shall have any further claim against the other hereunder.

                    4. The Closing. The "Closing" means the settlement of the obligations of Seller and Purchaser to each other under this Agreement, including the payment of the purchase price to Seller as provided in Article 2 hereof and the delivery of the closing documents provided for in Article 5 hereof. The closing shall be held at the offices of Gould & Wilkie, One Chase Manhattan Plaza, New York, New York 10005 on a mutually convenient date which is no later than January 3, 1996 (the "Closing Date"). Notwithstanding the foregoing, the parties agree that the Closing Date may be adjourned by either party hereto for a period not to exceed thirty (30) days for purposes of forming the P.C. referenced in Article 11 hereto.

                    5. Closing Documents. At the closing, Seller shall execute and deliver or cause to be executed and delivered to Purchaser:

                      a. an assignment of the rights of Seller under the Leases, substantially in the form of the Assignment and Assumption Agreements set forth as Exhibit E hereto;

                      b. a Bill of Sale substantially in the form of Exhibit F hereto;

                      c. an Employment Agreement between Seller and Brett Richman, P.T., P.C. substantially in the form of Exhibit G hereto;

                      d. an opinion of Seller's counsel, Schulte Roth & Zabel, dated as of the Closing Date, in form and substance satisfactory to Purchaser's counsel, stating in the opinion of Seller's counsel that: (i) no further action or approval is required in order to constitute this Agreement and the Assignment and Assumption Agreements as the valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, moratorium, insolvency or other laws affecting creditor's rights generally; (ii) the execution and delivery of this Agreement and the Assignment and Assumption Agreements and the performance by Seller of its obligations hereunder do not and will not violate any applicable existing laws, rules or regulations of the


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                                    State of New York; and (iii) except as may
                                    be set forth in this Agreement, such counsel is not representing Seller in, nor, having made no independent inquiry, has knowledge of, any suit, action or proceeding against Seller which, if adversely determined, would prohibit the consummation of the transactions contemplated by this Agreement;

                      e. Covenant Not To Compete executed by the Seller, in the form attached hereto as Exhibit H;

                      f. such other instruments in form and substance reasonably satisfactory to Purchaser's attorneys as may be necessary or proper to transfer to Purchaser good and marketable title to the Assets to be transferred under this Agreement and to otherwise carry out the intentions of the parties to this Agreement;

                      g. such other instruments in form and substance reasonably satisfactory to Purchaser's attorney including, but not limited to, evidence of occurrence or claims based insurance or the purchase of tail insurance to cover any and all exposure for alleged acts of negligence by Seller and/or Seller's employees occurring prior to the Closing (with coverage amounts consistent with those set forth in the certificate of insurance attached hereto as Exhibit M);

                      h. Seller shall do all further acts and things as may be necessary, or reasonably requested by Purchaser, to consummate the transactions contemplated by this Agreement, including the transfer to Purchaser of the Assets. Seller shall advise Purchaser of, and cause to be delivered to Purchaser, all trade secrets and proprietary information pertaining to the Business; and

                      i. UCC-3 termination statement(s) relating to UCC-1 financing statement(s) described in paragraph e of
                           Article 7.

                  At the closing, Purchaser shall execute and/or deliver to
Seller:

                      a.   Certificate of Incumbency of Purchaser;

                      b.   Certificate of Good Standing of Purchaser;

                      c. Purchaser shall assume Seller's obligations under the Leases, in accordance with Exhibit E hereto;

                      d. an opinion of Purchaser's counsel, Gould & Wilkie, dated as of the Closing Date substantially in the form of Exhibit I hereto;

                      e. A Certificate of Insurance evidencing occurrence or claims based insurance to cover any and all exposure for alleged acts of negligence by Purchaser and/or Purchaser's employees occurring after the Closing, in amount consistent with Purchaser's other physical therapy practices; and


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                      f.   A copy of Purchaser's most recent annual report.

                    6. Fees and Expenses. Except as expressly provided herein, neither party shall be obligated to pay or perform any obligations or liabilities of the other including without limitation obligations or liabilities with respect to products sold by Seller, obligations or liabilities of Seller to its creditors or any legal, accounting, brokerage or finder's fees or any taxes or other expenses of the other party in connection with this Agreement or the consummation of the transactions contemplated hereby.

                    7. Representations And Warranties of Seller. Seller represents and warrants to Purchaser as follows:

                      a. Except as set forth on Exhibit J, the execution and delivery by Seller of this Agreement and all corollary documents mentioned and incorporated herein, and the consummation of the transactions contemplated herein, do not and will not conflict with or result in any material breach of any condition or provision of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets by reason of the provisions of any contract, lien, lease, agreement, instrument or judgment to which Seller is a party, or which is or purports to be binding upon Seller or which affects or purports to affect any of the Assets. No further action or approval is required in order to constitute this Agreement the valid, binding and enforceable obligation of Seller;

                      b. Except as set forth in Article 3 or on Exhibit J, no action, approval, consent or authorization, including without limitation any action, approval, consent or authorization of any landlord, mortgagee, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary for Seller to constitute this Agreement the valid, binding and enforceable obligation of Seller or to consummate the transactions contemplated hereby, except as may be set forth herein;

                      c. Seller is the owner of and has good and marketable title to the Assets, free of all liens, claims and encumbrances, except as may be set forth herein;

                      d. To the best of Seller's knowledge, there are no violations of any law or governmental rule or regulation pending or threatened against Seller or the Assets, and, to the best of Seller's knowledge, Seller has complied with all laws and governmental rules and regulations applicable to the Business and the Assets;




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                      e.   There are no judgments, liens (except any UCC-1
                           financing statement(s) filed against Seller's equipment and/or receivables in connection with the note(s) held by EBA), suits, actions or proceedings pending or, to the best of Seller's knowledge, threatened against Seller or the Assets, except as set forth on Exhibit K attached hereto. Neither Seller nor the Assets are a party to, subject to or bound by any agreement or any judgment or decree of any court, governmental body or arbitrator which would conflict with or be breached by the execution, delivery or performance of this Agreement, or which could prevent the carrying out of the transactions provided for in this Agreement, or which could prevent the use by Purchaser of the Assets or materially adversely affect the conduct of the business by Purchaser;

                      f. Except as may be set forth herein or on the exhibits annexed hereto, to the best of Seller's knowledge, Seller has not entered into, and the Assets are not subject to, any: (i) written contract or agreement for the employment of any employee of the business;
                           (ii) contract with any labor union or guild; (iii) pension, profit-sharing, retirement, bonus, insurance, or similar plan with respect to any employee of the business, except as set forth in Exhibit L attached hereto; or (iv) similar contract or agreement affecting or relating to the business or the Assets;

                      g. To the best of Seller's knowledge, the Assets are in reasonable working order and in compliance with all applicable laws, rules and regulations, including the Uniform Commercial Code and customary trade standards of merchantability and no notice to creditors is required pursuant to the Uniform Commercial Code in connection with the sale of the Assets;

                      h. With respect to the Assets, Seller has filed all federal, state, local and foreign tax returns required to be filed by Seller prior to the date hereof. Each such return is true, complete and correct in all material respects. Seller has duly paid or made adequate provisions for the payment of all taxes, assessments and charges of any governmental authority required to be paid by Seller in connection with the Business. There are no tax liens upon the Business and/or the Assets (other than taxes not yet due and payable). No government is now asserting, or to Seller's knowledge threatening to assert, any deficiency or assessment for additional taxes or any interest, penalties or fines with respect to the Assets and/ or the Business;

                      i. Seller shall maintain at its own cost and expense medical malpractice/errors and omissions insurance coverage for at least four (4) years following the Closing Date for claims which may be asserted against Seller which arise out of the Business prior

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                           to Closing (a certificate of insurance evidencing
                           such policy is attached hereto as Exhibit M);

                      j. No other person or entity has any right, title or interest in or to the Assets;


                      k. Seller has heretofore furnished Purchaser with statements of income for the Business for the 12 months and 9 months ending, respectively, December 31, 1994 and September 30, 1995. Such income statements fairly reflect, in all material respects, the results of operations of the Business for the periods indicated. Since September 30, 1995 (the "Income Statement Date"), there has been no material adverse change in the assets of the Business or liabilities of the Business. Seller shall not be deemed hereby to warrant the condition of the physical therapy industry or economy as a whole or the level of competition therein from and after the Closing Date;

                      l. The Seller in the conduct of the Business maintains insurance policies covering the assets of the Business and the various occurrences which may arise in connection with the operation of the Business (including malpractice insurance if applicable). Such policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid. The Seller has complied in all respects with the provisions of such policies;

                      m. The books and records of the Business are in all material respects complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Business set forth in the financial statements. All of such books and records, including true and complete copies of all written contracts, have been made available for inspection by the Purchaser and its representatives;

                      n. As a material inducement to Purchaser's entering into this Agreement, Seller represents and warrants to Purchaser that the Business has averaged approximately 1000 billable patient treatments per week for the 1995 calendar year;

                      o. Seller has written managed care contracts currently in effect with the companies listed in Exhibit N; and

                      p. In connection with the issuance and delivery of the Securities, Seller represents and warrants to Purchaser as follows:

                           (i) Seller has had an opportunity to ask questions of and receive answers from duly designated representatives of Purchaser, and has


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                                been afforded an opportunity to examine such
                                documents and other information which Seller or his representative, if any, have requested concerning the business and affairs of Purchaser.

                           (ii) Seller acknowledges that he or it has such
                                knowledge and experience in financial and business matters to make an informed investment decision based upon the information furnished to Seller and such additional information as Seller may have requested and received from Purchaser and the independent inquiries and investigations undertaken by Seller. Seller represents he is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Act") and that Seller can bear the economic risk of loss of his or its entire investment.

                           (iii) Seller is purchasing the Securities for his or
                                its own account for investment and not with a view toward any resale or distribution thereof in violation of the Act. Seller hereby consents to the imposition of a legend on each certificate representing the Securities, reading substantially as follows:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
                   SECURITIES ACT OF 1933, NO TRANSFER OF THE
                   SHARES MAY BE EFFECTED WITHOUT AN OPINION OF
                   COUNSEL TO THE CORPORATION STATING THAT THE
                   TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE
                   ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THAT THE TRANSFER OF THE SHARES IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES."

                           (iv) Seller is aware that the Securities are deemed
                                "restricted securities" as that term is defined in Rule 144 (the "Rule") of the General Rules and Regulations under that Act, and accordingly, the Securities are not freely tradeable on the open market.

                    8. Employees of Seller and the Business. Seller and Brett Richman, P.T., P.C. shall execute and deliver at Closing the Employment Agreement attached hereto as Exhibit G. Under no circumstance shall said Employment Agreement be modified, amended or terminated without the prior written consent of Purchaser.

                    As to all other employees of Seller, Purchaser agrees to employ each of Seller's employees listed in Exhibit O hereto for thirty (30) days after the Closing Date at the same salary that Seller has been paying such employees. Purchaser shall have no obligation to pay any bonuses or additional compensation to such employees nor shall Purchaser have any obligations or liability with respect to the pension or profit sharing plan described in Exhibit L hereto. Notwithstanding the foregoing or anything to the contrary contained herein, Purchaser shall have the right at anytime, including within said thirty (30) day period, to immediately terminate any employee listed in Exhibit O for cause.

                  Commencing with the Closing Date, all employees listed in Exhibit O shall be entitled to the standard number of vacation and sick days and to the medical benefits as are described in Purchaser's employment manual, a copy of which has been delivered to Seller.


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In determining the number of vacation and sick days to be allotted for the period from the Closing Date through the day preceding the first anniversary of the Closing Date, such employee's employment with Purchaser shall be deemed to have commenced upon the date such employee first commenced his or her employment with Seller. In no event shall Purchaser be liable for any accrued or unpaid vacation and/or sick days due such employees for any periods prior to the Closing Date. In no way shall the foregoing be deemed to create any obligation on the part of Purchaser to retain any employee listed in Exhibit O beyond the thirty (30) day period described above.

                    9. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

                      a. Purchaser is a Delaware corporation authorized to transact business in New York. Purchaser has full power and authority to carry out and perform its undertakings and obligations as provided herein. The execution and delivery of this Agreement and all corollary documents executed by Purchaser, mentioned or incorporated herein, and the performance by Purchaser of its obligations hereunder have been duly authorized and no further action or approval is required in order to constitute this Agreement as the binding and enforceable obligation of the Purchaser. The execution and delivery by Purchaser of this Agreement, and all corollary documents executed by Purchaser mentioned or incorporated herein, and the consummation of the transactions contemplated herein, have been duly authorized by all proper or requisite proceedings and will not conflict with or breach any provision of the corporate documents of Purchaser;

                      b. No action, approval, consent or authorization, including without limitation any action, approval, consent or authorization of any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary for Purchaser to constitute this Agreement the binding and enforceable obligation of Purchaser or to consummate the transactions contemplated hereby;

                      c. To the best of Purchaser's knowledge, the Purchaser's consummation of the transactions contemplated herein does not and will not violate any existing local, state or federal law or regulation, and there are no violations of any existing law or governmental rule or regulation pending or threatened against Purchaser, which would materially impair Purchaser's ability to perform its obligations under this Agreement;

                      d. The Purchaser's Annual Report on Form 10-K for the year ended 1994, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, did not, at the time they were filed, contain an untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The consolidated financial


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                           statements of Purchaser included in the above filings
                           were prepared in accordance with generally accepted accounting principles consistently applied and fairly present (i) the consolidated financial position of Purchaser and its subsidiaries as of the respective dates thereof, and (ii) the consolidated results of operations and cash flows for the periods presented. There has been no material adverse change in the business, financial condition or results of operations of the Purchaser since the date of such Form 10-Q for the quarter ended September 30, 1995;

                      e. The shares of restricted stock to be delivered to Seller pursuant to Section 2(c) hereof have been duly authorized and, when delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free of pre- emptive rights, and are free of all liens, charges, claims, pledges and encumbrances or restrictions, rights or interests of others of any kind other than by applicable Federal and State securities law; and

                      f. To the best of Purchaser's knowledge, there are no legal or arbitral proceedings or any proceedings before any governmental authority or agency now pending or threatened against the Purchaser or any of its subsidiaries, which, if adversely determined, would have a material adverse effect on the consolidated financial condition, operations or business of the Purchaser and its subsidiaries.

                    10. Conduct of the Business. Seller, until the Closing, shall:

                    a. Conduct the Business in the normal, usual and regular manner (in that regard, Seller agrees that it shall not (i) sell, transfer, or otherwise dispose of, or enter into any agreement to sell, transfer, or otherwise dispose of, any of the Assets, (ii) incur, create or become obligated with respect to any liabilities, contracts or obligations outside the ordinary course of its business, or (iii) become obligated under any agreement to purchase or supply goods or services other than agreements that are not material and are entered into in the ordinary course of its business);

                    b. Use its best efforts to preserve the Business and the Goodwill of the customers and suppliers of the Business and others having relations with Seller; and

                    c. Give Purchaser and its duly designated representatives reasonable access during normal business hours to Seller's premises and the books and records of the Business, and furnish to Purchaser such data and information pertaining to Seller's Business as Purchaser from time to time reasonably may request. The obligation of Seller to furnish to Purchaser such data and information pertaining to Seller's Business as Purchaser


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                           from time to time reasonably may request shall
                           survive Closing.

                    11. Conditions to Closing. The obligations of Purchaser to close hereunder are subject, at the option of Purchaser, to the following conditions:

                    a. All of the terms, covenants and conditions to be complied with or performed by Seller under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                    b. All representations or warranties of Seller herein are true in all material respects as of the Closing Date.

                    c. On the Closing Date, there shall be no liens or encumbrances against the Assets, except as may be provided for herein or set forth on Exhibit J hereto.

                    d. The issuance and delivery of the Securities has been in all respects approved by Purchaser's Board of Directors. In the event the issuance and delivery of the Securities is not approved by Purchaser's Board of Directors, Purchaser shall, in lieu thereof, increase the cash portion of the Purchase Price payable on the Closing Date by $500,000.00.

                    e. The execution and/or delivery of the following documents by Seller and/or Brett Richman, P.T., P.C., which shall be in form and substance reasonably satisfactory to the attorneys of Purchaser and
                           Seller:

                           i.   Management and License Agreement;

                           ii.  Stock Transfer Option;

                           iii. Escrow Agreement;

                           iv.  Stock Power; and

                           v. Stock Certificate(s) of all outstanding shares in Brett Richman, P.T., P.C.

                  The obligations of Seller to close hereunder are subject, at the option of Seller, to the following conditions:

                      a. All of the terms, covenants and conditions to be complied with or performed by Purchaser under this Agreement on or before the Closing, including but not limited to the delivery of the Certificate of Insurance required pursuant to paragraph f of Article 5, shall have been complied with or performed in all material respects.

                      b. All representations or warranties of Purchaser herein are true in all material respects as of the Closing Date.


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                      c.   The formation at Purchaser's sole cost and expense of
                           Brett Richman, P.T., P.C and the execution and/or delivery of the following documents by Purchaser, which shall be in form and substance reasonably satisfactory to the attorneys of Purchaser and
                           Seller:

                           i.   Management and License Agreement;

                           ii.  Stock Transfer Option; and

                           iii. Escrow Agreement.

                  12. Indemnification. Each party hereto shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage or expense, including reasonable attorneys' fees, incurred or required to be paid by such other parties by reason of any breach or failure of observance or performance of any representation, warranty or covenant or other provision of this Agreement by such party. Neither party shall have any liability to the other party for any indemnified claims until the aggregate amount of indemnified claims exceed $25,000, and then only to the extent such amount exceeds $25,000. Notwithstanding anything contained herein, the maximum aggregate liability of Seller in connection with the claims for indemnification under this Agreement shall not exceed the Purchase Price.

                    Seller and Purchaser each agree to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party hereto based upon the indemnity agreement contained herein, stating the nature and basis of the claim and, to the extent then known, the actual or estimated amount thereof, but the failure to give such notice shall not affect the rights of the indemnified party hereunder, except (i) to the extent the indemnifying party shall have suffered actual damage by reason of such failure, or (ii) if such notice is not given within 90 days from the date such claim first became known to the party giving notice, in which event any right of indemnification with respect to such claim shall be deemed to have lapsed and expired. In the event any action, suit or proceeding is brought against a party with respect to which another party hereto may have liability under the indemnity agreement contained herein, the indemnifying party shall have the right, at its sole cost and expense, to defend such action, with counsel of its own choosing which shall be reasonably satisfactory to the indemnified party, in the name and on behalf of the indemnified party and in connection with any such action, suit or proceeding the parties hereto agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such action, suit or proceeding. The indemnified party shall be kept fully informed with respect to any such action, suit or proceeding and shall have a right to participate therein at its own expense, it being understood and agreed that so long as the indemnifying party has assumed the defense of such action, suit or proceeding and has paid or is paying the costs and expenses of such defense, the indemnified party shall bear its own counsel fees and expenses with respect thereto. Neither party hereto shall make any settlement of any claim which might give rise to liability to the other party hereto under the indemnity contained herein or which would adversely affect the operation of the Business, without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.

                  13. Risk Of Loss. The risk of loss to the tangible Assets of the Business sold hereunder, until the Closing, is assumed and shall be borne by Seller. If the amount of any loss or damage exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00), Purchaser shall have the right to cancel this Agreement by written notice to Seller. If Purchaser nevertheless elects to close title, the purchase price shall be reduced by the amount


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of any such loss or damage. If such loss or damage is less than One Hundred
Thousand and 00/100 Dollars ($100,000.00), title shall close and the purchase price shall be reduced by the amount of the loss or damage. Seller shall have no further liability or obligation with respect to such loss or damage.

                    14. Covenant Not To Compete. Seller shall deliver to Purchaser at Closing an agreement, in the form attached hereto as Exhibit G.

                    15. Brokerage. The parties hereto represent and warrant to each other that they have not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and no broker or any other person is entitled to receive any brokerage commission, finder's fee or similar compensation in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage or expense including reasonable attorneys' fees, incurred or required to be paid by such other parties by reason of any breach or failure of observance of this Article 15.

                    16. Notices. All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by certified mail, return receipt requested, with postage prepaid, to Seller or Purchaser, as the case may be, at their addresses first above written, or at such other addresses as they may designate by notice given hereunder. Notices shall be deemed effective on the date received or refused by the addressee. Copies of all such notices, demands and other communications simultaneously shall be given in the aforesaid manner to Seller's attorneys, Schulte Roth & Zabel, Attention: Steven Chudnow, Esq. at 900 Third Avenue, New York, New York 10022, and to Purchaser's attorneys, Gould & Wilkie, Attention: Andrew W. Bank, Esq. at One Chase Manhattan Plaza, New York, New York 10005. The respective attorneys for the parties hereby are authorized to give any notice required or permitted hereunder and to agree to adjournments of the Closing.

                  17. Survival. The representations, warranties and covenants contained herein or in any document, instrument, certificate, exhibit or schedule furnished in connection herewith shall survive the delivery of the Bill of Sale and shall continue in full force and effect after the Closing for a period of eighteen (18) months, except to the extent waived in writing.

                    18. Further Assurances. In connection with the transactions contemplated by this Agreement, the parties agree to execute and deliver such further instruments, and to take such further actions, as may be reasonably necessary or proper to effectuate and carry out the transactions contemplated in this Agreement.

                  19. Changes Must Be In Writing. No delay or omission by either Seller or Purchaser in exercising any right shall operate as a waiver of such right or any other right. This Agreement may not be altered, amended, changed, modified, waived or terminated in any respect or particular, unless the same shall be in writing signed by the party to be bound. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

                  20. Captions and Exhibits. The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement. The Exhibits annexed to this Agreement are an integral part of this Agreement, and where there is any reference to this Agreement it shall be deemed to include said Exhibits.

                    21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


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                    22. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

                    23. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

                    24. Partial Invalidity. If any provision of this Agreement or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

                    25. Publicity. Seller acknowledges that Purchaser is a publicly traded company subject to federal and state securities laws. The parties agree to keep the terms of the transaction described herein strictly confidential and shall not disclose such information to any third parties whatsoever, other than to legal counsel, accountants, or other financial advisors or as may be required by law, without in each case securing the prior written consent of Purchaser.

                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


- - ---------------------------------      -----------------------------------
    Witness                                               BRETT RICHMAN



ATTEST:                                   PROFESSIONAL SPORTS CARE
                                          MANAGEMENT, INC.


By:                                      By:
    ----------------------------             --------------------------------
    PATRICK J. WACK, JR.                     RUSSELL F. WARREN, JR.
    Secretary                                President

                                     - 14 -

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STATE OF NEW YORK   )
                                   )SS.:
COUNTY OF NEW YORK)

                  On the 12th day of December, 1995, before me personally came RUSSELL F. WARREN, JR. to me known, who, being by me duly sworn did depose and say that he resides at 215 John Street, Greenwich, Connecticut that he is the President of PROFESSIONAL SPORTS CARE MANAGEMENT, INC., the corporation described in and which executed the above instrument and that he signed his name thereto by order of the board of directors of said corporation.


                                       -----------------------------------


STATE OF NEW YORK   )
                                   )SS.:
COUNTY OF NEW YORK)

                  Be it remembered that on this 12th day of December, 1995, before me, the subscriber, a notary public authorized to take acknowledgments and proof in said County and State, personally appeared BRETT RICHMAN, who I am satisfied is the individual named in and who executed the within Agreement of Sale, and he acknowledged that he signed, sealed and delivered said Agreement of Sale as his act and deed for the uses and purposes therein expressed.


                                          ------------------------------------


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